Exhibit 99.2

Navient Reports Second-Quarter 2017 Financial Results

Purchased $7.1 Billion in Education Loans

Non-Education Fee Revenue Increased 16 Percent from Year-Ago Quarter

Reduced 2018 Unsecured Debt Maturities by $252 Million

Repurchased 10.9 Million Common Shares

WILMINGTON, Del., July 18, 2017 — Navient (Nasdaq: NAVI) today released its second-quarter 2017 financial results that include $7.1 billion in education loan purchases, a 16 percent increase in non-education fee revenue, a $252 million reduction in unsecured debt maturing in 2018 and the repurchase of 10.9 million common shares.

“This quarter, Navient again delivered exceptional service to our clients and customers,” said Jack Remondi, president and CEO, Navient. “I am pleased to welcome 365,000 customers to our base as we completed the significant education loan portfolio acquisition on schedule. Our continued efforts to assist student loan customers in successfully managing their loans helped more borrowers complete the complicated process of enrolling in income driven repayment plans and contributed to lower national student loan delinquency rates. Beyond education, we began work on new contracts in the federal, state, municipal and healthcare markets, diversifying our revenue sources and bringing value to our clients.”

For the second-quarter 2017, GAAP net income was $112 million ($0.39 diluted earnings per share), compared with $125 million ($0.38 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $123 million ($0.43 diluted earnings per share), compared with $154 million ($0.47 diluted earnings per share) for the year-ago quarter. The decrease in diluted core earnings per share was primarily the result of a $65 million reduction in net interest income due to the amortization of the portfolio and a decrease in the net interest margin, partially offset by a $9 million increase in fee revenue, a $5 million decrease in provisions for loan losses and fewer shares outstanding due to common share repurchases. Second-quarter 2017 and 2016 diluted core earnings per share were $0.44 and $0.48, respectively, excluding regulatory-related costs of $3 million and $4 million, respectively.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income for the periods presented in this Earnings Release are impacted by the same items in core earnings that are discussed below, as well as changes in net income attributable to (1) unrealized, mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP results but are not included in core earnings results. Second-quarter 2017 GAAP results included losses of $15 million from derivative accounting treatment that are excluded from core earnings results, compared with losses of $32 million from this derivative accounting treatment in the year-ago period. See “Differences between Core Earnings and GAAP” on page 18 for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its FFELP loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $57 million in second-quarter 2017, compared with the year-ago quarter’s $68 million. This decrease was primarily the result of a $29 million decrease in net interest income due to the amortization of the portfolio and a decrease in net interest margin, partially offset by an $11 million decrease in operating expenses.

The company acquired $4.0 billion of FFELP loans in the second-quarter 2017 for a total of $4.7 billion of FFELP loans acquired year to date. At June 30, 2017, Navient held $86.1 billion of FFELP loans, compared with $92.5 billion of FFELP loans held at June 30, 2016.

Private Education Loans

In its private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $39 million in second-quarter 2017, compared with the year-ago quarter’s $57 million. This decrease was primarily the result of a $35 million decrease in net interest income due to the amortization of the portfolio and a decrease in net interest margin.

Private education loan portfolio results for second-quarter 2017 vs. second-quarter 2016 included:

•	Delinquencies of 90 days or more of $658 million, down $10 million from $668 million in second-quarter 2016.

•	Total delinquencies of $1.4 billion, unchanged from second-quarter 2016.

•	Charge-offs of $122 million, down $5 million from $127 million in second-quarter 2016.

•	Net interest margin on a core earnings basis of 3.28 percent, down from 3.50 percent.

•	Provision for private education loan losses of $95 million, down from $100 million.

The company acquired $3.1 billion of private education loans in the second-quarter 2017 for a total of $3.3 billion of private education loans acquired year to date. At June 30, 2017, Navient held $24.2 billion of private education loans, compared with $24.7 billion of private education loans held at June 30, 2016.

Business Services

Navient’s business services segment generates revenue from business processing solutions related to servicing, asset recovery and other business processing activities.

Business services core earnings were $81 million in second-quarter 2017, unchanged from the year-ago quarter.

The company services education loans for more than 12 million customers, including 6 million customers for the U.S. Department of Education, and provides business processing services to over 1,000 clients in the education, healthcare and public sectors.

Operating Expenses

Second-quarter 2017 and 2016 core earnings operating expenses were $227 million and $226 million, respectively, excluding regulatory-related costs of $3 million and $4 million, respectively.

Funding and Liquidity

During the second-quarter 2017, Navient issued $1.0 billion in FFELP Loan ABS and $552 million in unsecured debt, closed on two private education loan ABS repurchase facilities totaling $1.2 billion, and extended the maturity date of its private education loan ABCP facility to June 2018 from June 2017. Additionally, Navient retired or repurchased $254 million of senior unsecured debt during the second-quarter 2017, including $252 million scheduled to mature in 2018.

In June 2017, Navient closed on the acquisition of $6.5 billion of education loans, comprised of $3.5 billion in FFELP loans and $3.0 billion in private education loans. In connection with this acquisition:

•	Navient closed a new $2.0 billion private education loan ABCP facility. The facility matures in June 2020.

•	Navient increased the maximum financing amount of its FFELP ABCP facility from $6.75 billion to $7.75 billion and extended its maturity date to April 2019.

Shareholder Distributions

In the second-quarter 2017, Navient paid a common stock dividend of $0.16 per share.

Navient repurchased 10.9 million shares of common stock for $165 million in the second quarter of 2017. The shares were repurchased under the company’s previously disclosed $600 million share repurchase program. Navient repurchased 13.6 million shares of common stock for $175 million in the year-ago quarter.

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Non-GAAP Financial Measures

In addition to financial results reported on a GAAP basis, Navient also provides certain core earnings performance measures which are non-GAAP financial measures. The difference between the company’s core earnings and its GAAP results for the periods presented in this Earnings Release is attributable to (1) unrealized, mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. While these items are recognized under GAAP, they are excluded from core earnings results. Management uses core earnings in making decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ —Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 (filed with the SEC on Feb. 24, 2017). Certain reclassifications have been made to the balances as of and for the three and six months ended June 30, 2016, to be consistent with classifications adopted for 2017, and had no effect on net income, total assets or total liabilities.

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Navient will host an earnings conference call tomorrow, July 19, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 40934396 starting at 7:45 a.m. EDT.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through Aug. 2 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 40934396.

This press release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs or the availability of financing; limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the marketplaces in which we compete (including changes in demand or changes resulting from new laws and regulations); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated deferrals in our FFELP securitization trusts that would delay repayment of the bonds beyond their legal final maturity date; reductions in our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations including but not limited to changes with respect to the student lending or servicing business and financial institutions generally, securitizations or derivatives; increased competition from banks and other consumer lenders; changes in the general interest rate environment, including the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; changes in the demand for asset management and business processing solutions; and changes in general economic conditions and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in its future reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

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About Navient

Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, and other locations. Learn more at navient.com.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

Selected Historical Financial Information and Ratios

	Quarters Ended			Six Months Ended
(In millions, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
GAAP Basis
Net income attributable to Navient Corporation	$112	$88	$125	$200	$305
Diluted earnings per common share attributable to Navient Corporation	$.39	$.30	$.38	$.69	$.91
Weighted average shares used to compute diluted earnings per share	285	296	328	291	335
Net interest margin, FFELP Loans	.82%	.80%	.95%	.81%	1.04%
Net interest margin, Private Education Loans	3.32%	3.15%	3.44%	3.24%	3.46%
Return on assets	.39%	.31%	.40%	.35%	.49%
Ending FFELP Loans, net	$86,140	$85,284	$92,521	$86,140	$92,521
Ending Private Education Loans, net	24,223	22,552	24,741	24,223	24,741

Ending total education loans, net	$110,363	$107,836	$117,262	$110,363	$117,262

Average FFELP Loans	$85,321	$86,752	$93,900	$86,032	$94,811
Average Private Education Loans	23,114	23,500	25,700	23,306	26,138

Average total education loans	$108,435	$110,252	$119,600	$109,338	$120,949

“Core Earnings” Basis(1)
Net income attributable to Navient Corporation	$123	$107	$154	$230	$301
Diluted earnings per common share attributable to Navient Corporation	$.43	$.36	$.47	$.79	$.90
Weighted average shares used to compute diluted earnings per share	285	296	328	291	335
Net interest margin, FFELP Loans	.80%	.77%	.85%	.79%	.83%
Net interest margin, Private Education Loans	3.28%	3.16%	3.50%	3.22%	3.53%
Return on assets	.43%	.38%	.49%	.40%	.48%
Ending FFELP Loans, net	$86,140	$85,284	$92,521	$86,140	$92,521
Ending Private Education Loans, net	24,223	22,552	24,741	24,223	24,741

Ending total education loans, net	$110,363	$107,836	$117,262	$110,363	$117,262

Average FFELP Loans	$85,321	$86,752	$93,900	$86,032	$94,811
Average Private Education Loans	23,114	23,500	25,700	23,306	26,138

Average total education loans	$108,435	$110,252	$119,600	$109,338	$120,949

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
FFELP Loan spread	.89%	.86%	.93%	.87%	.91%
Net interest margin	.80%	.77%	.85%	.79%	.83%
Provision for loan losses	$10	$10	$10	$20	$17
Charge-offs	$13	$13	$13	$26	$29
Charge-off rate	.08%	.07%	.07%	.08%	.08%
Total delinquency rate	12.8%	11.4%	13.2%	12.8%	13.2%
Greater than 90-day delinquency rate	6.0%	6.2%	7.2%	6.0%	7.2%
Forbearance rate	12.3%	13.5%	14.8%	12.3%	14.8%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Private Education Loan spread	3.48%	3.33%	3.66%	3.40%	3.68%
Net interest margin	3.28%	3.16%	3.50%	3.22%	3.53%
Provision for loan losses	$95	$95	$100	$190	$204
Charge-offs	122	$137	127	259	271
Charge-off rate	2.3%	2.6%	2.2%	2.4%	2.3%
Total delinquency rate	6.0%	6.8%	6.1%	6.0%	6.1%
Greater than 90-day delinquency rate	2.8%	3.5%	2.9%	2.8%	2.9%
Forbearance rate	3.6%	3.6%	3.7%	3.6%	3.7%
Loans in repayment with more than 12 payments made	95%	95%	95%	95%	95%
Cosigner rate	65%	64%	64%	65%	64%

Business Services Segment Performance Metrics — “Core Earnings”

	As of
(Dollars in billions)	June 30, 2017	March 31, 2017	June 30, 2016
Number of accounts serviced for ED (in millions)	6.0	6.1	6.2
Total federal loans serviced	$293	$295	$289
Contingent collections receivables inventory:
Education loans	$8.6	$8.8	$10.1
Other	12.3	9.9	9.1

Total contingent collections receivables inventory	$20.9	$18.7	$19.2

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				June 30, 2017 vs. March 31, 2017		June 30, 2017 vs. June 30, 2016
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	$	%	$	%
Interest income:
FFELP Loans	$668	$629	$618	$39	6%	$50	8%
Private Education Loans	386	374	402	12	3	(16)	(4)
Other loans	6	5	2	1	20	4	200
Cash and investments	10	7	6	3	43	4	67

Total interest income	1,070	1,015	1,028	55	5	42	4
Total interest expense	719	675	599	44	7	120	20

Net interest income	351	340	429	11	3	(78)	(18)
Less: provisions for loan losses	105	107	110	(2)	(2)	(5)	(5)

Net interest income after provisions for loan losses	246	233	319	13	6	(73)	(23)
Other income (loss):
Servicing revenue	70	76	71	(6)	(8)	(1)	(1)
Asset recovery and business processing revenue	111	100	101	11	11	10	10
Other income (loss)	6	(8)	(21)	14	175	27	129
Gains (losses) on derivative and hedging activities, net	(25)	(16)	(28)	(9)	56	3	(11)

Total other income (loss)	162	152	123	10	7	39	32
Expenses:
Operating expenses	230	238	230	(8)	(3)	—	—
Goodwill and acquired intangible asset impairment and amortization expense	6	6	6	—	—	—	—

Total expenses	236	244	236	(8)	(3)	—	—

Income before income tax expense	172	141	206	31	22	(34)	(17)
Income tax expense	60	53	81	7	13	(21)	(26)

Net income	112	88	125	24	27	(13)	(10)
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Navient Corporation	$112	$88	$125	$24	27%	$(13)	(10)%

Basic earnings per common share attributable to Navient Corporation	$.40	$.31	$.39	$.09	29%	$.01	3%

Diluted earnings per common share attributable to Navient Corporation	$.39	$.30	$.38	$.09	30%	$.01	3%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.16	$—	—%	$—	—%

GAAP Statements of Income (Unaudited)

	Six Months Ended June 30,		Increase (Decrease)
(In millions, except per share data)	2017	2016	$	%
Interest income:
FFELP Loans	$1,298	$1,252	$46	4%
Private Education Loans	760	813	(53)	(7)
Other loans	10	3	7	233
Cash and investments	17	12	5	42

Total interest income	2,085	2,080	5	—
Total interest expense	1,394	1,165	229	20

Net interest income	691	915	(224)	(24)
Less: provisions for loan losses	212	221	(9)	(4)

Net interest income after provisions for loan losses	479	694	(215)	(31)
Other income (loss):
Servicing revenue	146	154	(8)	(5)
Asset recovery and business processing revenue	210	191	19	10
Other income (loss)	(1)	(35)	34	(97)
Gains (losses) on derivative and hedging activities, net	(41)	(27)	(14)	52

Total other income (loss)	314	283	31	11
Expenses:
Operating expenses	469	478	(9)	(2)
Goodwill and acquired intangible asset impairment and amortization expense	11	10	1	10

Total expenses	480	488	(8)	(2)

Income before income tax expense	313	489	(176)	(36)
Income tax expense	113	184	(71)	(39)

Net income	200	305	(105)	(34)
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—

Net income attributable to Navient Corporation	$200	$305	$(105)	(34)%

Basic earnings per common share attributable to Navient Corporation	$.70	$.92	$(.22)	(24)%

Diluted earnings per common share attributable to Navient Corporation	$.69	$.91	$(.22)	(24)%

Dividends per common share attributable to Navient Corporation	$.32	$.32	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	June 30, 2017	March 31, 2017	June 30, 2016
Assets
FFELP Loans (net of allowance for losses of $61, $64 and $66, respectively)	$86,140	$85,284	$92,521
Private Education Loans (net of allowance for losses of $1,286, $1,311 and $1,410, respectively)	24,223	22,552	24,741
Cash and investments	1,468	1,678	1,922
Restricted cash and investments	3,589	3,720	3,613
Goodwill and acquired intangible assets, net	658	664	696
Other assets	4,276	3,992	4,813

Total assets	$120,354	$117,890	$128,306

Liabilities
Short-term borrowings	$3,918	$2,160	$2,370
Long-term borrowings	110,778	109,586	119,637
Other liabilities	2,094	2,472	2,662

Total liabilities	116,790	114,218	124,669

Commitments and contingencies

Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 439 million, 439 million and 434 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,056	3,047	2,985
Accumulated other comprehensive loss, net of tax benefit	7	22	(171)
Retained earnings	2,997	2,930	2,611

Total Navient Corporation stockholders’ equity before treasury stock	6,064	6,003	5,429
Less: Common stock held in treasury: 165 million, 154 million and 116 million shares, respectively	(2,524)	(2,355)	(1,816)

Total Navient Corporation stockholders’ equity	3,540	3,648	3,613
Noncontrolling interest	24	24	24

Total equity	3,564	3,672	3,637

Total liabilities and equity	$120,354	$117,890	$128,306

Consolidated Earnings Summary — GAAP basis

Three Months Ended June 30, 2017 Compared with Three Months Ended June 30, 2016

For the three months ended June 30, 2017, net income was $112 million, or $0.39 diluted earnings per common share, compared with net income of $125 million, or $0.38 diluted earnings per common share, for the three months ended June 30, 2016. The decrease in net income was primarily due to a $78 million decrease in net interest income, partially offset by a $5 million decrease in the provision for loan losses, a $10 million increase in asset recovery and business processing revenue, and a $27 million increase in other income.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $78 million, primarily as a result of the amortization of the education loan balance and a decline in the net interest margin. The decline in net interest margin was primarily due to higher funding credit spreads.

•

Provisions for loan losses decreased $5 million from the year-ago quarter, related to the provision for Private Education Loan losses. The provision for Private Education Loan losses was $95 million in the second quarter of 2017, down $5 million from the second quarter of 2016. Excluding the $3.0 billion of Private Education Loans acquired in June 2017, there was a 12 percent decrease in Private Education Loans outstanding, a $5 million reduction in charge-offs and a $92 million reduction in delinquent loans compared to the year-ago quarter. These factors led to decreases in expected future charge-offs and the decrease in provision.

•	Asset recovery and business processing revenue increased $10 million primarily as a result of an increase in non-education loan-related asset recovery volume.

•

Other income increased $27 million primarily due to a decrease in foreign currency translation losses. The foreign currency translation gains (losses) relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains (losses) are partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Net losses on derivative and hedging activities decreased $3 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

The effective tax rates for the second quarters of 2017 and 2016 were 35 percent and 39 percent, respectively. The decrease in effective tax rate was primarily driven by net excess tax benefits related to stock-based incentive payments recognized in the current quarter and the state tax rate impact of legal entity rationalization efforts.

•

Second-quarter 2017 and 2016 expenses included regulatory-related costs of $3 million and $4 million, respectively. Excluding these regulatory-related costs, operating expenses were $227 million in second-quarter 2017, a $1 million increase from second-quarter 2016.

We repurchased 10.9 million and 13.6 million shares of our common stock during the three months ended June 30, 2017 and 2016, respectively, as part of our common share repurchase programs. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 43 million common shares (or 13 percent) from the year-ago quarter.

Six Months Ended June 30, 2017 Compared with Six Months Ended June 30, 2016

For the six months ended June 30, 2017, net income was $200 million, or $0.69 diluted earnings per common share, compared with net income of $305 million, or $0.91 diluted earnings per common share, for the six months ended June 30, 2016. The decrease in net income was primarily due to a $224 million decrease in net interest income and a $14 million increase in net losses on derivative and hedging activities. This was partially offset by a $9 million decrease in the provision for loan losses, a $19 million increase in asset recovery and business processing revenue, a $34 million increase in other income and a $9 million decrease in operating expenses.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $224 million, primarily as a result of the amortization of the education loan balance and a decline in the net interest margin. The decline in net interest margin was primarily due to higher funding credit spreads.

•

Provisions for loan losses decreased $9 million from the year-ago period, primarily related to the provision for Private Education Loan losses. The provision for Private Education Loan losses was $190 million for the six months ended June 30, 2017, down $14 million from the year-ago period. Excluding the $3.0 billion of Private Education Loans acquired in June 2017, there was a 12 percent decrease in Private Education Loans outstanding, a $12 million reduction in charge-offs and a $92 million reduction in delinquent loans compared to the year-ago period. These factors led to decreases in expected future charge-offs and the decrease in provision.

•	Asset recovery and business processing revenue increased $19 million primarily as a result of an increase in non-education loan-related asset recovery volume.

•

Other income increased $34 million primarily due to a decrease in foreign currency translation losses. The foreign currency translation gains (losses) relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains (losses) are partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Net losses on derivative and hedging activities increased $14 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

The effective tax rates for the six months ended June 30, 2017 and 2016 were 36 percent and 38 percent, respectively. The decrease in effective tax rate was primarily driven by net excess tax benefits related to stock-based incentive payments recognized in the current quarter.

•

In the first six months of 2017 and 2016, we recorded regulatory-related costs of $8 million in each period. Excluding these regulatory-related costs, operating expenses were $461 million, a $9 million decrease from the year-ago period. This decrease was primarily due to a general reduction in costs primarily related to operating efficiency initiatives.

We repurchased 18.3 million and 32.8 million shares of our common stock during the six months ended June 30, 2017 and 2016, respectively, as part of our common share repurchase programs. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 44 million common shares (or 13 percent) from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage our business segments because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness;

2.	The accounting for goodwill and acquired intangible assets; and

3.	The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business (SLM BankCo) as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014. There are no adjustments related to this for the periods presented in this Earnings Release (see 2016 Form 10-K for description of how earlier periods were impacted by this adjustment).

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended June 30, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$664	$386	$—	$—	$—	$1,050	$18	$(14)	$4	$1,054
Other loans	—	—	—	6	—	6	—	—	—	6
Cash and investments	7	1	—	2	—	10	—	—	—	10

Total interest income	671	387	—	8	—	1,066	18	(14)	4	1,070
Total interest expense	495	193	—	35	—	723	(1)	(3)	(4)	719

Net interest income (loss)	176	194	—	(27)	—	343	19	(11)	8	351
Less: provisions for loan losses	10	95	—	—	—	105	—	—	—	105

Net interest income (loss) after provisions for loan losses	166	99	—	(27)	—	238	19	(11)	8	246
Other income (loss):
Servicing revenue	13	—	145	—	(88)	70	—	—	—	70
Asset recovery and business processing revenue	—	—	111	—	—	111	—	—	—	111
Other income (loss)	—	—	—	4	—	4	(19)	(4)	(23)	(19)

Total other income (loss)	13	—	256	4	(88)	185	(19)	(4)	(23)	162
Expenses:
Direct operating expenses	90	38	129	6	(88)	175	—	—	—	175
Overhead expenses	—	—	—	55	—	55	—	—	—	55

Operating expenses	90	38	129	61	(88)	230	—	—	—	230
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6	6	6

Total expenses	90	38	129	61	(88)	230	—	6	6	236

Income (loss) before income tax expense (benefit)	89	61	127	(84)	—	193	—	(21)	(21)	172
Income tax expense (benefit)(3)	32	22	46	(30)	—	70	—	(10)	(10)	60

Net income (loss)	$57	$39	$81	$(54)	$—	$123	$—	$(11)	$(11)	$112

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$8	$—	$8
Total other income (loss)	(23)	—	(23)
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(15)	$(6)	(21)

Income tax expense (benefit)			(10)

Net income (loss)			$(11)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended March 31, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$623	$374	$—	$—	$—	$997	$20	$(14)	$6	$1,003
Other loans	—	—	—	5	—	5	—	—	—	5
Cash and investments	5	—	—	2	—	7	—	—	—	7

Total interest income	628	374	—	7	—	1,009	20	(14)	6	1,015
Total interest expense	457	187	—	31	—	675	3	(3)	—	675

Net interest income (loss)	171	187	—	(24)	—	334	17	(11)	6	340
Less: provisions for loan losses	10	95	—	2	—	107	—	—	—	107

Net interest income (loss) after provisions for loan losses	161	92	—	(26)	—	227	17	(11)	6	233
Other income (loss):
Servicing revenue	13	4	149	—	(90)	76	—	—	—	76
Asset recovery and business processing revenue	—	—	100	—	—	100	—	—	—	100
Other income (loss)	—	—	—	5	—	5	(17)	(12)	(29)	(24)

Total other income (loss)	13	4	249	5	(90)	181	(17)	(12)	(29)	152
Expenses:
Direct operating expenses	93	40	126	7	(90)	176	—	—	—	176
Overhead expenses	—	—	—	62	—	62	—	—	—	62

Operating expenses	93	40	126	69	(90)	238	—	—	—	238
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6	6	6

Total expenses	93	40	126	69	(90)	238	—	6	6	244

Income (loss) before income tax expense (benefit)	81	56	123	(90)	—	170	—	(29)	(29)	141
Income tax expense (benefit)(3)	30	21	46	(34)	—	63	—	(10)	(10)	53

Net income (loss)	$51	$35	$77	$(56)	$—	$107	$—	$(19)	$(19)	$88

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$6	$—	$6
Total other income (loss)	(29)	—	(29)
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(23)	$(6)	(29)

Income tax expense (benefit)			(10)

Net income (loss)			$(19)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended June 30, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$588	$402	$—	$—	$—	$990	$56	$(26)	$30	$1,020
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	5	—	—	1	—	6	—	—	—	6

Total interest income	593	402	—	3	—	998	56	(26)	30	1,028
Total interest expense	388	173	—	29	—	590	9	—	9	599

Net interest income (loss)	205	229	—	(26)	—	408	47	(26)	21	429
Less: provisions for loan losses	10	100	—	—	—	110	—	—	—	110

Net interest income (loss) after provisions for loan losses	195	129	—	(26)	—	298	47	(26)	21	319
Other income (loss):
Servicing revenue	14	3	153	—	(99)	71	—	—	—	71
Asset recovery and business processing revenue	—	—	101	—	—	101	—	—	—	101
Other income (loss)	—	—	—	4	—	4	(47)	(6)	(53)	(49)

Total other income (loss)	14	3	254	4	(99)	176	(47)	(6)	(53)	123
Expenses:
Direct operating expenses	101	41	125	7	(99)	175	—	—	—	175
Overhead expenses	—	—	—	55	—	55	—	—	—	55

Operating expenses	101	41	125	62	(99)	230	—	—	—	230
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6	6	6

Total expenses	101	41	125	62	(99)	230	—	6	6	236

Income (loss) before income tax expense (benefit)	108	91	129	(84)	—	244	—	(38)	(38)	206
Income tax expense (benefit)(3)	40	34	48	(32)	—	90	—	(9)	(9)	81

Net income (loss)	$68	$57	$81	$(52)	$—	$154	$—	$(29)	$(29)	$125

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2016
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$21	$—	$21
Total other income (loss)	(53)	—	(53)
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(32)	$(6)	(38)

Income tax expense (benefit)			(9)

Net income (loss)			$(29)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Six Months Ended June 30, 2017
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$1,287	$760	$—	$—	$—	$2,047	$38	$(27)	$11	$2,058
Other loans	—	—	—	10	—	10	—	—	—	10
Cash and investments	12	1	—	4	—	17	—	—	—	17

Total interest income	1,299	761	—	14	—	2,074	38	(27)	11	2,085
Total interest expense	951	380	—	66	—	1,397	2	(5)	(3)	1,394

Net interest income (loss)	348	381	—	(52)	—	677	36	(22)	14	691
Less: provisions for loan losses	20	190	—	2	—	212	—	—	—	212

Net interest income (loss) after provisions for loan losses	328	191	—	(54)	—	465	36	(22)	14	479
Other income (loss):
Servicing revenue	26	4	294	—	(178)	146	—	—	—	146
Asset recovery and business processing revenue	—	—	210	—	—	210	—	—	—	210
Other income (loss)	—	—	2	8	—	10	(36)	(16)	(52)	(42)

Total other income (loss)	26	4	506	8	(178)	366	(36)	(16)	(52)	314
Expenses:
Direct operating expenses	183	78	256	12	(178)	351	—	—	—	351
Overhead expenses	—	—	—	118	—	118	—	—	—	118

Operating expenses	183	78	256	130	(178)	469	—	—	—	469
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	11	11	11

Total expenses	183	78	256	130	(178)	469	—	11	11	480

Income (loss) before income tax expense (benefit)	171	117	250	(176)	—	362	—	(49)	(49)	313
Income tax expense (benefit)(3)	63	43	91	(65)	—	132	—	(19)	(19)	113

Net income (loss)	$108	$74	$159	$(111)	$—	$230	$—	$(30)	$(30)	$200

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$14	$—	$14
Total other income (loss)	(52)	—	(52)
Goodwill and acquired intangible asset impairment and amortization	—	11	11

Total “Core Earnings” adjustments to GAAP	$(38)	$(11)	(49)

Income tax expense (benefit)			(19)

Net income (loss)			$(30)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Six Months Ended June 30, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$1,143	$813	$—	$—	$—	$1,956	$195	$(86)	$109	$2,065
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	8	1	—	3	—	12	—	—	—	12

Total interest income	1,151	814	—	6	—	1,971	195	(86)	109	2,080
Total interest expense	746	345	—	56	—	1,147	18	—	18	1,165

Net interest income (loss)	405	469	—	(50)	—	824	177	(86)	91	915
Less: provisions for loan losses	17	204	—	—	—	221	—	—	—	221

Net interest income (loss) after provisions for loan losses	388	265	—	(50)	—	603	177	(86)	91	694
Other income (loss):
Servicing revenue	31	8	315	—	(200)	154	—	—	—	154
Asset recovery and business processing revenue	—	—	191	—	—	191	—	—	—	191
Other income (loss)	—	—	—	7	—	7	(177)	108	(69)	(62)

Total other income (loss)	31	8	506	7	(200)	352	(177)	108	(69)	283
Expenses:
Direct operating expenses	206	84	258	14	(200)	362	—	—	—	362
Overhead expenses	—	—	—	116	—	116	—	—	—	116

Operating expenses	206	84	258	130	(200)	478	—	—	—	478
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	10	10	10

Total expenses	206	84	258	130	(200)	478	—	10	10	488

Income (loss) before income tax expense (benefit)	213	189	248	(173)	—	477	—	12	12	489
Income tax expense (benefit)(3)	79	70	91	(64)	—	176	—	8	8	184

Net income (loss)	$134	$119	$157	$(109)	$—	$301	$—	$4	$4	$305

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangible Assets	Total
Net interest income (loss) after provisions for loan losses	$91	$—	$91
Total other income (loss)	(69)	—	(69)
Goodwill and acquired intangible asset impairment and amortization	—	10	10

Total “Core Earnings” adjustments to GAAP	$22	$(10)	12

Income tax expense (benefit)			8

Net income (loss)			$4

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
“Core Earnings” net income attributable to Navient Corporation	$123	$107	$154	$230	$301
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	(15)	(23)	(32)	(38)	22
Net impact of goodwill and acquired intangible assets	(6)	(6)	(6)	(11)	(10)
Net tax effect	10	10	9	19	(8)

Total “Core Earnings” adjustments to GAAP	(11)	(19)	(29)	(30)	4

GAAP net income attributable to Navient Corporation	$112	$88	$125	$200	$305

(1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(25)	$(16)	$(28)	$(41)	$(27)
Plus: Realized losses on derivative and hedging activities, net(1)	19	17	47	36	177

Unrealized gains on derivative and hedging activities, net(2)	(6)	1	19	(5)	150
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(14)	(14)	(26)	(27)	(86)
Other derivative accounting adjustments(3)	5	(10)	(25)	(6)	(42)

Total net impact of derivative accounting(4)	$(15)	$(23)	$(32)	$(38)	$22

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Floor Income Contracts	$13	$53	$7	$66	$34
Basis swaps	(14)	(1)	(6)	(15)	7
Foreign currency hedges	13	(32)	2	(19)	90
Other	(18)	(19)	16	(37)	19

Total unrealized gains on derivative and hedging activities, net	$(6)	$1	$19	$(5)	$150

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(18)	$(20)	$(56)	$(38)	$(195)
Net settlement income on interest rate swaps reclassified to net interest income	(1)	3	9	2	18

Total reclassifications of realized losses on derivative and hedging activities	$(19)	$(17)	$(47)	$(36)	$(177)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of June 30, 2017, derivative accounting has reduced GAAP equity by approximately $115 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Beginning impact of derivative accounting on GAAP equity	$(90)	$(90)	$(329)	$(90)	$(281)
Net impact of net unrealized gains (losses) under derivative accounting(1)	(25)	—	(59)	(25)	(107)

Ending impact of derivative accounting on GAAP equity	$(115)	$(90)	$(388)	$(115)	$(388)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(15)	$(23)	$(32)	$(38)	$22
Tax impact of derivative accounting adjustment recognized in net income	5	8	12	13	(8)
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	(15)	15	(39)	—	(121)

Net impact of net unrealized gains (losses) under derivative accounting	$(25)	$—	$(59)	$(25)	$(107)

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of June 30, 2017, the remaining amortization term of the net floor premiums was approximately 5.0 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of June 30, 2017, the remaining hedged period is approximately 5.0 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016
Unamortized net Floor premiums (net of tax)	$(153)	$(158)	$(138)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(564)	(537)	(577)

Total(1)	$(717)	$(695)	$(715)

(1)	$(1.1) billion, $(1.1) billion and $(1.1) billion on a pre-tax basis as of June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

(2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(6)	$(6)	$(6)	$(11)	$(10)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loan Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP and “Core Earnings” Basis

	June 30, 2017		March 31, 2017		June 30, 2016
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$1,236		$1,337		$1,636
Loans in forbearance(2)	870		793		892
Loans in repayment and percentage of each status:
Loans current	22,187	94.0%	19,918	93.2%	21,843	93.9%
Loans delinquent 31-60 days(3)	481	2.0	424	2.0	467	2.0
Loans delinquent 61-90 days(3)	287	1.2	279	1.3	287	1.2
Loans delinquent greater than 90 days(3)	658	2.8	746	3.5	668	2.9

Total Private Education Loans in repayment	23,613	100%	21,367	100%	23,265	100%

Total Private Education Loans, gross	25,719		23,497		25,793
Private Education Loan unamortized discount	(994)		(434)		(489)

Total Private Education Loans	24,725		23,063		25,304
Private Education Loan receivable for partially charged-off loans	784		800		847
Private Education Loan allowance for losses	(1,286)		(1,311)		(1,410)

Private Education Loans, net	$24,223		$22,552		$24,741

Percentage of Private Education Loans in repayment		91.8%		90.9%		90.2%

Delinquencies as a percentage of Private Education Loans in repayment		6.0%		6.8%		6.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.6%		3.6%		3.7%

Loans in repayment with more than 12 payments made		95%		95%		95%

Cosigner rate		65%		64%		64%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP and “Core Earnings” Basis

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Allowance at beginning of period	$1,311	$1,351	$1,434	$1,351	$1,471
Provision for Private Education Loan losses	95	95	100	190	204
Charge-offs(1)	(122)	(137)	(127)	(259)	(271)
Reclassification of interest reserve(2)	2	2	3	4	6

Allowance at end of period	$1,286	$1,311	$1,410	$1,286	$1,410

Charge-offs as a percentage of average loans in repayment (annualized)	2.3%	2.6%	2.2%	2.4%	2.3%
Allowance coverage of charge-offs (annualized)	2.6	2.4	2.8	2.5	2.6
Allowance as a percentage of the ending total loan balance	4.9%	5.4%	5.3%	4.9%	5.3%
Allowance as a percentage of ending loans in repayment	5.4%	6.1%	6.1%	5.4%	6.1%
Ending total loans(3)	$26,503	$24,297	$26,640	$26,503	$26,640
Average loans in repayment	$21,621	$21,791	$23,561	$21,706	$23,871
Ending loans in repayment	$23,613	$21,367	$23,265	$23,613	$23,265

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of June 30, 2017, we considered several factors with respect to our Private Education Loan portfolio. Excluding the $3.0 billion Private Education Loans acquired in June 2017, total loan delinquencies of $1.3 billion were down $92 million from $1.4 billion in the year-ago quarter and loan delinquencies of 90 days or more decreased to $637 million, down $31 million from $668 million in the year-ago quarter. Charge-offs decreased to $122 million, down $5 million from $127 million in the year-ago quarter. Loans in forbearance decreased to $819 million, down $73 million from $892 million in the year-ago quarter.

The provision for Private Education Loan losses was $95 million in the second quarter of 2017, down $5 million from the second quarter of 2016. Excluding the $3.0 billion of Private Education Loans acquired in June 2017, there was a 12 percent decrease in Private Education Loans outstanding, a $5 million reduction in charge-offs and a $92 million reduction in delinquent loans compared to the year-ago quarter. These factors led to decreases in expected future charge-offs and the decrease in provision.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Receivable at beginning of period	$800	$815	$867	$815	$881
Expected future recoveries of current period defaults(1)	29	34	32	63	68
Recoveries(2)	(40)	(44)	(49)	(84)	(95)
Charge-offs(3)	(5)	(5)	(3)	(10)	(7)

Receivable at end of period	$784	$800	$847	$784	$847

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.9 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations. We have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those purchases, if any, will be part of our ongoing liquidity needs.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,156	$1,366	$1,381
Unencumbered FFELP Loans	936	594	829

Total GAAP and “Core Earnings” basis	$2,092	$1,960	$2,210

Average Balances

	Quarters Ended			Six Months Ended
(Dollars in millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,331	$1,093	$1,259	$1,213	$1,222
Unencumbered FFELP Loans	924	904	934	914	1,021

Total GAAP and “Core Earnings” basis	$2,255	$1,997	$2,193	$2,127	$2,243

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan — other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of June 30, 2017, March 31, 2017, and June 30, 2016, the maximum additional capacity under these facilities was $2.4 billion, $3.1 billion and $2.9 billion, respectively. For the three months ended June 30, 2017, March 31, 2017, and June 30, 2016, the average maximum additional capacity under these facilities was $2.8 billion, $2.7 billion and $1.7 billion, respectively. For the six months ended June 30, 2017 and 2016, the average maximum additional capacity under these facilities was $2.7 billion and $1.8 billion, respectively.

In addition to the FFELP Loan-other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facility which matures on June 25, 2018. This facility’s maximum financing amount is $750 million. At June 30, 2017, the available capacity under this facility was $136 million. Liquidity may also be available from the additional Private Education Loan ABCP facility that closed in June 2017 and matures on June 12, 2020. This facility’s maximum financing amount is $2.0 billion. At June 30, 2017, the available capacity under this facility was $119 million. Borrowing under both these facilities will vary and is subject to the availability of qualifying collateral from unencumbered Private Education Loans and the other terms and conditions set forth in the agreements.

At June 30, 2017, we had a total of $7.1 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $3.6 billion of our unencumbered tangible assets of which $2.7 billion and $0.9 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of June 30, 2017, we had $11.0 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). In fourth-quarter 2015, we closed on a $550 million Private Education Loan ABS Repurchase Facility and in the second-quarter 2016, we closed on a second $478 million Private Education Loan ABS Repurchase Facility. In second-quarter 2017, we closed on two additional Private Education Loan ABS Repurchase Facilities totaling $1.2 billion. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2016.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	June 30, 2017	March 31, 2017	June 30, 2016
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.8	$4.7	$4.7
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.2	6.1	6.0
Tangible unencumbered assets(1)	7.1	6.9	8.1
Senior unsecured debt	(14.3)	(14.0)	(13.9)
Mark-to-market on unsecured hedged debt(2)	(.4)	(.4)	(1.1)
Other liabilities, net	(.5)	(.3)	(.9)

Total tangible equity — GAAP Basis	$2.9	$3.0	$2.9

(1)	At June 30, 2017, March 31, 2017 and June 30, 2016, excludes goodwill and acquired intangible assets, net, of $658 million, $664 million and $696 million, respectively.

(2)

At June 30, 2017, March 31, 2017 and June 30, 2016, there were $336 million, $319 million and $982 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.